EXHIBIT 10.8

Retention RSA

(CEO)

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”), between KBW, Inc., a Delaware corporation (the “Company”), and Thomas B. Michaud (the “Employee”), is entered into on the Grant Date.

W I T N E S S E T H

In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1.                                      Grant, Vesting and Forfeiture of Restricted Stock.

(a) Grant. Subject to the provisions of this Agreement (including the Period of Restriction set forth herein) and to the provisions of the KBW, Inc. 2009 Incentive Compensation Plan (the “Plan”), the Company hereby grants to the Employee on the Grant Date [Number of Shares with a value as of the Grant Date of $750,000, calculated using the volume weighted average price of Company common stock during the five trading days beginning on the date that the Company announces the Acquisition Agreement] shares of common stock of the Company, par value $0.01 per share (the “Restricted Stock”). All capitalized terms used herein, to the extent not defined, shall have the meaning set forth in the Plan.

(b) Lapse of Restrictions during the Period of Restriction. Subject to the terms and conditions of this Agreement and those of the Plan, the Period of Restriction applicable to the total number of Shares of Restricted Stock shall commence on the Grant Date and shall lapse with respect to one-fifth (1/5) of such total number of Shares on each of the first, second, third, fourth and fifth anniversaries of the Grant Date, provided that (i) solely with respect to each such installment occurring prior to the consummation of the Merger, the Employee’s employment has not terminated for any reason prior to the end of the applicable Period of Restriction and (ii) with respect to each such installment occurring subsequent to the consummation of the Merger, the Employee has not engaged in a Competitive Activity or Soliciting Activity prior to the end of the applicable Period of Restriction.

(c) Forfeiture upon Competitive Activity or Soliciting Activity. In the event that the Employee engages in a Competitive Activity or Soliciting Activity during the Period of Restriction, all Shares of Restricted Stock subject to the Period of Restriction and not theretofore vested in accordance herewith shall be forfeited, subject to the provisions of paragraph 1(d).

(d) Continuation of Period of Restriction upon Termination without Cause or for Good Reason. Upon the Employee’s Termination during the Period of Restriction by the Company without Cause (as defined in the Employment Agreement) or by the Employee for Good Reason, the Restricted Stock shall remain subject to restrictions on transfer but shall not be forfeitable during the applicable Period of Restriction, which transfer restrictions shall lapse in accordance with the schedule specified in Section 1(b) hereof. For the avoidance of doubt, any engagement by the Employee in a Competitive Activity or Soliciting Activity subsequent to the vesting of Shares of Restricted Stock in accordance with this paragraph shall have no effect on such vested Shares.

(e) Continuation of Period of Restriction upon Termination due to Retirement. Upon the Employee’s Termination during the Period of Restriction upon Retirement (as defined below), the Period of Restriction applicable to the Restricted Stock shall continue, and the Period of Restriction shall continue to lapse in accordance with Section 1(b) hereof. Nothing in this Agreement or the Plan shall confer upon the Employee any right to continue in the employ of the Company or any Subsidiary or Affiliate or interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the Employee’s employment at any time.

As used herein, “Retirement” shall mean the termination of employment with the Company or any Subsidiary or Affiliate of the Company, provided that the Employee has (a) reached the age of 60 or older, or (b)(i) served as an employee for a sufficient number of years that the sum of such Employee’s age and the number of years served by such Employee as an employee is equal to or greater than 65, and (ii) entered into the two-year Non-competition/Non-solicitation agreement with the Corporation in the form set forth on Exhibit B to the Stockholders’ Agreement, dated as of October 30, 2006 between the Corporation and the Stockholders set forth therein or in such other form having terms as the Corporation shall, in its sole discretion, deem acceptable.

(f)  For the avoidance of doubt, any forfeiture conditions in this Agreement (including those related to Competitive Activity or Soliciting Activity) do not prohibit post-employment work for investment management companies and investment management activities within potential Competitive Enterprises (as defined in the Waiver Agreement).

(g) Change in Control.  In the event of a Change in Control solely in connection with the transactions contemplated by the Acquisition Agreement, Sections 15.1 and 15.2 of the Plan shall not apply to this Agreement and the Restricted Stock shall be treated in accordance with the terms set forth in the Acquisition Agreement for Company Restricted Share Awards subject to a Letter Agreement (each as defined in the Acquisition Agreement).

2.                                      Issuance of Shares.

During the Period of Restriction, the Restricted Stock may be evidenced by a stock certificate or certificates as set forth in Section 4 below or by a book-entry in the records of the Bank of New York Mellon (the “Transfer Agent”) in the Employee’s name, which shall be subject to a stop transfer order consistent with this Agreement and the Plan and the legend set forth in Section 4 hereof. Subject to Section 8 hereof (pertaining to the withholding of taxes), as soon as practicable after the applicable portion of the Period of Restriction lapses (provided there has been no prior forfeiture of the Restricted Stock pursuant to the terms of this Agreement and the Plan), all restrictions on the Shares of Restricted Stock shall lapse and such Shares shall be free of restrictions or restrictive legends making reference to this Agreement, except that such Shares shall be subject to any restrictions required under the federal securities laws or as otherwise provided by Section 7 hereof. Notwithstanding the foregoing, the Company shall be entitled to hold the Shares of Restricted Stock that have vested until the Company or the Transfer

Agent shall have received from the Employee a duly executed Form W-9 or W-8, as applicable.

3.                                      Non-transferability of the Restricted Stock.

During the Period of Restriction, the Shares of Restricted Stock shall not be transferable by the Employee by means of sale, assignment, exchange, encumbrance, pledge or otherwise. Any purported or attempted transfer of such Shares or such rights shall be null and void.

4.                                      Rights as a Stockholder.

Except as otherwise specifically provided in this Agreement, during the Period of Restriction, the Employee shall have all the rights of a stockholder with respect to the Restricted Stock, including without limitation the right to vote the Restricted Stock and the right to receive any dividends with respect thereto. If the Company declares and pays cash dividends on the Shares during the Period of Restriction, the Employee shall be paid such dividends with respect to such Shares at such time as such dividends are paid to holders of Shares generally.

5.                                      Certificates.

Any certificates representing the Shares of Restricted Stock as originally issued or from time to time issued during the Period of Restriction shall bear the following legend:

The Shares represented by this stock certificate have been granted as restricted stock under a Restricted Stock Agreement between the registered holder of these Shares and KBW, Inc. (the “Company”). The Shares represented by this stock certificate may not be sold, exchanged, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of until the restrictions set forth in the Restricted Stock Agreement between the registered holder of these Shares and the Company shall have lapsed.

6.                                      Payment of Transfer Taxes, Fees and Other Expenses.

The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of Shares received by an Employee in connection with the Restricted Stock, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

7.                                      Other Restrictions.

(a) The Restricted Stock shall be subject to the requirement that, if at any time the Company shall determine that (i) the listing, registration or qualification of the Shares subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the Employee with respect to the disposition of Shares is necessary or desirable as a condition of, or in connection with, the delivery or purchase of Shares pursuant thereto, then in any such event, the grant of

Restricted Stock shall not be effective unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Company.

(b) The Employee acknowledges that the Employee is subject to the Company’s policies regarding compliance with securities laws, including but not limited to its Insider Trading Policy (as in effect from time to time and any successor policies), and, pursuant to these policies, the Employee shall be required to obtain pre-clearance prior to purchasing or selling any of the Company’s securities, including any Shares issued upon vesting of the Restricted Stock, and may be prohibited from selling such Shares other than during an open trading window. The Employee further acknowledges that, in its discretion, the Company may prohibit the Employee from selling such Shares even during an open trading window if the Company has concerns over the potential for insider trading.

8.                                      Taxes and Withholding.

No later than the date as of which an amount first becomes includible in the gross income of the Employee for federal, state, local or foreign income or employment or other tax purposes with respect to any Restricted Stock, the Company shall withhold a number of Shares the Restricted Stock with a value (based on the then-current Fair Market Value) sufficient to pay any federal, state, local and foreign taxes that are required by applicable laws and regulations regardless of whether such Shares of Restricted Stock are otherwise transferable at such time; provided, however, that the Employee may elect to pay such applicable taxes in cash.  The obligations of the Company under this Agreement shall be conditioned on compliance by the Employee with this Section 8, and the Company shall, to the extent permitted by law, have the right to deduct or cause to be deducted by the Transfer Agent any such taxes from any payment otherwise due to the Employee, including the delivery of the Restricted Stock that gives rise to the withholding requirement.

9.                                      Notices.

All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the most recent address

on file at the Company.

If to the Company:

KBW, Inc.

787 Seventh Avenue

New York, New York 10019

Attention: Mitchell B. Kleinman, Esq.

Executive Vice President and General Counsel

Facsimile: (212) 541-6668

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Section 9. Notices and communications shall be effective when actually received by the addressee. Notwithstanding the foregoing, the Employee consents to electronic delivery of documents required to be delivered by the Company under the securities laws.

10.                               Effect of Agreement.

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.

11.                               Consent to Jurisdiction.

Any and all disputes, controversies or claims arising under or out of this Agreement, including without limitation any issues involving the enforcement or interpretation of any of the provisions of this Agreement and/or relating to or concerning the Restricted Stock awarded under this Agreement, shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the “NYSE”) or, if the NYSE declines to arbitrate the matter, the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA.

12.                               Severability.

The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

13.                               Conflicts and Interpretation.

In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (a) interpret the Plan, (b) establish, adopt, amend, waive and/or rescind rules and regulations relating to the Plan, and (c) exercise all such other authorities, take all such other actions and make all such other determinations as it deems necessary or advisable for the proper operation and/or administration of the Plan.

14.                               Amendment.

The Committee may modify, amend or waive the terms of this Restricted Stock award, including this Agreement, prospectively or retroactively, subject to the terms and conditions of the Plan. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this

Agreement, or of any subsequent breach by such party of a provision of this Agreement.

15.                               Headings.

The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

16.                               Definitions.

“Acquisition Agreement” shall mean the Agreement and Plan of Merger, dated November 5, 2012, between Stifel Financial Corp. and the Company.

“Affiliated Company” means, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control with such person or entity (including, in the case of a person, any member of such person’s immediate family).  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) as used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Client” means any client, former client or prospective client of the Firm to whom you provided services, or for whom you transacted business, or whose identity became known to you in connection with your relationship with or employment by the Firm.

“Competitive Activity” means to (A) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise; or (B) associate (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise and in connection with such association engage in, or directly or indirectly manage or supervise personnel engaged in, any activity (i) which is similar or substantially related to any activity in which you were engaged, in whole or in part, at the Firm, (ii) for which you had direct or indirect managerial or supervisory responsibility at the Firm or (iii) which calls for the application of the same or similar specialized knowledge or skills as those utilized by you in your activities at the Firm at any time during the one-year period immediately prior to your termination of employment, and, in any such case, irrespective of the purpose of the activity or whether the activity is or was in furtherance of advisory, agency, proprietary or fiduciary business of either the Firm or the Competitive Enterprise.  (By way of example only, an “advisory” investment banker joining a leveraged-buyout firm or a research analyst becoming a proprietary trader or joining a hedge fund would constitute a Competitive Activity.)

“Competitive Enterprise” means a business enterprise that engages in, or owns or controls a significant interest in any entity that engages in, financial services such as investment banking, public or private finance, financial advisory services, provision of investment advice, products or services, private investing (for anyone other than you or members of your family), merchant banking, asset or hedge fund management, securities brokerage, sales, lending, custody, clearance, settlement or trading.

“Employment Agreement” shall mean the employment letter agreement, dated November 5, 2012, between the Employee and Stifel Financial Corp..

“Firm” means the Company and any Affiliated Company; provided that for purposes of any Stifel Financial Corp. stock award, “Firm” means Stifel Financial Corp. and any Affiliated Company of Stifel Financial Corp.

“Good Reason” shall have the meaning set forth in the Employment Agreement.

“Grant Date” shall mean the date five trading days after the announcement of the Merger.

“Merger” shall mean the merger provided for in the Acquisition Agreement.

“Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

“Soliciting Activity” means to directly or indirectly (A) Solicit a Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, (B) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and a Client or (C) Solicit any person who is an employee to resign from the Firm or to apply for or accept employment with, or agree to perform services for, any Competitive Enterprise.

“Waiver Agreement” shall mean that certain waiver agreement between the Employee and the Company, dated November 5, 2012, entered into in connection with the Acquisition Agreement.

17.                               Counterparts.

This Agreement may be executed in counterparts, which together shall constitute one and the same original.

IN WITNESS WHEREOF, as of the Grant Date above written, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Employee has hereunto set the Employee’s hand.

KBW, INC.

By:
Mitchell Kleinman
Executive Vice President and
General Counsel

AGREED AND ACCEPTED, as of the Grant Date

By:
Name of Employee: